7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-4037	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2007 SALES RESULTS AND UPDATES EARNINGS GUIDANCE

        Evansville, Indiana, February 7, 2008 - Shoe Carnival, Inc. (NASDAQ: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales for the fourth quarter and full fiscal year ended February 2, 2008. The fourth quarter of fiscal 2007 included 13 weeks compared to 14 weeks in the fourth quarter of fiscal 2006 and the full fiscal year of 2007 included 52 weeks compared with 53 weeks in the full fiscal year of 2006.

        Sales for the thirteen-week period ended February 2, 2008, decreased 7.3 percent to $164.3 million from sales of $177.2 million for the fourteen-week period ended February 3, 2007. Sales of approximately $11.5 million were recorded in the extra week of the fourth quarter of fiscal 2006. Comparable store sales for the thirteen-week period ended February 2, 2008 decreased 5.7 percent compared with the thirteen-week period ended February 3, 2007.

        Sales for the 52-week 2007 fiscal year ended February 2, 2008, decreased 3.4 percent to $658.7 million from sales of $681.7 million for the 53-week 2006 fiscal year ended February 3, 2007. Comparable store sales for the 52-week period ended February 2, 2008, decreased 5.2 percent compared with the 52-week period ended February 3, 2007.

        Earnings for the fourth quarter of fiscal 2007 are now expected to range from $0.06 to $0.08 per diluted share. Accordingly, earnings for the full fiscal year 2007 are expected to range from $0.93 to $0.95 per diluted share. Included in these estimates are impairment charges in the fourth quarter of $0.05 per diluted share for certain stores expected to close in fiscal 2008.

        Due to difficulties in the economic environment and the uncertainty of the effect on consumer spending, the Company will no longer provide quarterly and annual earnings guidance.

        The Company also announced the opening of one store and the closing of three stores during the fourth quarter, ending the fiscal year with 291 stores.

Fourth Quarter Earnings Release

        Fourth quarter financial results will be released before the market opens on Thursday, March 20, 2008. Later that day, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the fourth quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to complement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, Brazil, Spain and East Asia, the primary manufacturers of footwear; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 291 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

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